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Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	May 31				Seven Months Ended December 31,		December 31,			Three Months Ended March 31,
	2001		2002		2002		2003	2004	2005	2005		2006
Income (loss) before income taxes	$586		$694		$720		$(1,394)	$(1,623)	$(708)	$3		$22
Less:
Equity in earnings of affiliates	4		7		3		16	14	11	2		(4)
Minority Interest	(6)		(24)		(10)		(21)	3	(7)	(3)		(1)
Add:
Cash dividends received	4		4		2		4	7	4	1		0
Interest part of rent expense	49		52		30		54	57	56	14		13
Interest Expense	452		324		144		294	333	405	101		102
Amort of Capitalized Interest	6		7		4		7	7	7	2		2

Earnings (loss), as adjusted	$1,099		$1,098		$907		$(1,030)	$(1,236)	$(240)	$122		$144

Fixed Charges
Interest Expense	$452		$324		$144		$294	$333	$405	$101		$102
Capitalized Interest	8		9		4		12	11	12	3		3
Interest part of rent expense	49		52		30		54	57	56	14		13

Total Fixed Charges	$509		$385		$178		$360	$401	$473	$118		$118

Ratio of Earnings to Fixed Charges	2.2	X	2.9	X	5.1	X	—	—	—	1.0	X	1.2	X
Deficiency							$1,390	$1,637	$713

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  Exhibit 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES